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                                                                   EXHIBIT 10.15

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, dated as of April 12, 2002 (the "Agreement"), by and between EYETECH PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and ANTHONY P. ADAMIS, M.D. (the "Employee").

                                 R E C I T A L S

         WHEREAS, the Company desires to hire the Employee, and the Employee desires to become an employee of the Company;

         NOW, THEREFORE, in consideration of the premises and the agreements and provisions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:

         SECTION 1. Engagement of Employee; Title; Reporting Responsibilities.
(a) The Company hereby engages the Employee, and the Employee hereby agrees to serve, as and with the title "Senior Vice President - Research and Chief Scientific Officer," reporting directly to the Chief Executive Officer, who is, as of the date of this letter, David R. Guyer (the "Supervisor"). The Employee will perform such duties as directed by the Supervisor, including, without limitation: (1) overall responsibility for Company's pre-clinical program, including identification of compounds for development and clinical research in accordance with the Company's goals and objectives and (2) such other duties as the Supervisor and the Company may assign (collectively, the "Duties"). The Company agrees that the Employee will be given the highest title for those employees reporting directly to the Chief Executive Officer, whether Senior Vice President, Executive Vice President, or otherwise, as may be determined from time to time; in any event, the Employee's title will not be reduced from Senior Vice President to a lower ranking title.

                  (b) Employee hereby represents and warrants to the Company that, to the best of his information and belief, no other party has exclusive rights to Employee's services in the areas described in Section 1(a) above and that Employee's performance of all the terms of this Agreement does not and will not (i) breach or conflict with any prior agreement or contract to which Employee is bound, (ii) compromise any right or trust relationship between Employee and a third party or (iii) create a conflict of interest for the Employee or the Company. Employee shall promptly disclose to the Company any circumstance or relationship with any third party that constitutes a conflict of interest or breach of this Agreement. Employee agrees that he will enter into a Non-Disclosure and Proprietary Information Agreement with the Company as a condition to the effectiveness of this Agreement.

         SECTION 2. Compensation. (a) SALARY: In consideration of the Employee's services to the Company, the Company will pay Employee a salary of $275,000 per year (the "Salary"). The Salary will be paid bi-weekly (i.e., in two installments per month) in accordance with the Company's payroll procedures. The Salary will be subject to and be paid net of all applicable withholding taxes and deductions. Employee will be eligible for merit salary and other salary adjustments/increases to the same extent as other senior executives of the Company, but in no event shall the Employee's salary ever be reduced.

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                  (b)      BONUS. Employee shall be eligible to receive an
annual bonus, based on his performance and the Company's results, as determined in the sole discretion of the Company's Board of Directors and/or the Company's senior management upon recommendation of the Supervisor. The Bonus will be paid at such time and manner as is consistent with the Company's bonus policy for all other employees at a level comparable to that of the Employee. Unless this Agreement shall be terminated earlier in accordance with the termination provision herein, Employee shall be entitled to an annual bonus in an amount equal to 30% of his Salary (the "Guaranteed Bonus"). Company will pay Employee the Guaranteed Bonus promptly following the completion of Employee's first full year of service and promptly following each anniversary date thereafter. If this Agreement terminates for any reason other than Cause (as defined below) or the Employee's notice to terminate, the Employee shall be entitled to a pro rata portion of the Guaranteed Bonus. Employee shall also by entitled to a "signing bonus" of $50,000 payable promptly following the date the Employee signs this Agreement.

                  (c) EQUITY. In addition to the Salary, Employee shall be granted the option to purchase 225,000 shares of Common Stock, on terms and conditions (including, without limitation, exercise price and vesting) established by the Company's Board of Directors. In addition, effective as of the Start Date, the Company will sell to Employee an additional 75,000 shares of the Company's Common Stock ("Restricted Stock"), at par value of $.01 for $1.36 per share (for a total of $102,000), which Restricted Stock shall be deemed fully vested as of the Start Date. Employee shall pay Company for the Restricted Stock by executing a promissory note (the "Note") on behalf of Company and shall also pledge the Restricted Stock to secure Employee's obligations under the Note. In the event that this Agreement is terminated for Cause (as defined below) or the Employee's notice to terminate, the Employee shall not be entitled to receive any of the Options that have not vested as of the date this Agreement terminates. In the event the Employee is terminated Without Cause (as defined below) within the first 12 months from the Start Date, Employee shall not be entitled to receive any of the Options that have not vested as of the date this Agreement terminates. In the event that Employee is terminated Without Cause after the first 12 months from the Start Date, Employee shall be entitled to all options that have vested as of the date this Agreement terminates and 12.5% of the total options granted to Employee pursuant to this Section (representing 6 months of vesting at 2.0833% per month). The terms and conditions of the Options granted to Employee in connection with this Agreement as determined and approved by the Company's Board of Directors shall be set forth in a Notice of Stock Option Grant. The terms and conditions of the Restricted Stock shall be set forth in a Notice of Restricted Stock Grant or similar documentation to be sent to Employee after the date hereof. The Notice of Stock Option Grant shall provide terms no less favorable to the Employee than the following: (i) that the exercise price per share shall be no greater than $1.36, (ii) that the vesting commencement date shall be the Start Date, (iii) that all of the options shall vest over four years at the rate of 2.0833% per month provided however that the first 25% of such options shall not be deemed vested until the Employee has completed one full year of service from the Start Date. Employee shall also be eligible to participate in any additional employee stock option plan to the same extent as other senior executives of the Company.

                  (d) BENEFITS; VACATION; PERSONAL DAYS. You shall be eligible to receive all benefits made available to other employees of the Company, including, without limitation, health care, disability and 401(k) savings plans (collectively, the "Benefits"). Notwithstanding the benefits currently available to other employees of the Company, the Company agrees to provide the

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following additional benefits: (i) the Company agrees to reimburse the Employee for his premiums for supplemental disability insurance, and (ii) the Company agrees to reimburse the Employee for reasonable attorneys' fees incurred in connection with the negotiation of this Agreement and the Non-Disclosure and Proprietary Information Agreement for Employees. Please call the Company's director of Human Resources, Ms. Fran Chiagouris, at 212-582-8376, x. 132, for additional details about the Benefits for which you are eligible. Consistent with the Company's vacation policy, you shall also be entitled to take a total of 15 vacation days per year and 5 additional sabbatical days during the Term, which may be taken at any time upon prior approval of your Supervisor. The vacation and sabbatical days shall vest in full at the beginning of each year of employment. In addition, you will be entitled to take 2 paid personal days per year during the Term, which personal days may be taken at any time.

         SECTION 3. Term and Termination. (a) TERM - The Employee's retention under this Agreement shall be for a term (the "Term") commencing on July 1, 2002 (the "Start Date") and ending on July 1, 2006 (or, if July 1, 2006 is not a business day, the next business day thereafter), unless earlier terminated as provided below or upon mutual agreement of the Parties. In addition, the Term may be extended upon mutual agreement of the Parties.

                  (b) Termination Events - This Agreement shall terminate upon the occurrence of any of the following events:

                           (i)      Death or Disability. This Agreement, and
Employee's obligations under this Agreement, shall terminate immediately upon Employee's death or initial receipt of long-term disability benefits. In the event of Employee's death or initial receipt of long-term disability benefits, Employee or his estate shall be entitled to receive the amount of any Options (as hereinafter defined) vested as of the death or disability date and any daily fees earned as of such date as well as reimbursement of all reasonable Expenses incurred on or prior to such date; or

                           (ii)     Cause. The Company's obligations under this
Agreement shall terminate if Employee engages in gross negligence or egregious misconduct in connection with his employment, but only after giving the Employee written notice setting forth in reasonable detail the facts upon which the Company bases its allegations of Cause, and after affording the Employee an opportunity to be heard by the Board, with counsel, within 30 days after such notice. For purposes of this agreement, gross negligence or egregious misconduct shall mean (a) any material violation by the Employee of any provision of this Agreement which violation is not cured by the Employee within ten days after written notice thereof is received by the Employee from the Company; or (b) any act of dishonesty by the Employee that relates in any way to the business of the Company, the Employee's chronic addiction to alcohol or drugs that adversely affects work performance, any instance of gross negligence by the Employee which has a material adverse effect on the Company, or the commission of any misdemeanor or crime which has a material adverse effect on the Company. Employee shall forfeit all unvested Options and any unearned Salary as of the date of termination; or

                           (iii)    Without Cause. The Company may terminate
this Agreement without cause. In such event, and following the Employee's receipt of written notice of termination,

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the Employee will be entitled to salary and benefit continuation (in the same amounts and to the same extent to which he was entitled as of the date of the notice of termination) for a period of 360 days ("Salary Continuation Period"). During the Salary Continuation Period, the Employee will not be required to perform any duties or services for the Company but shall be permitted to retain his title. A material decrease in the Employee's title or duties, or any other material breach of this Agreement by the Company, shall constitute termination without cause; in such event, the Employee will provide written notice to the Company that there has been such a termination, and the Salary Continuation Period shall begin as of the date of that notice; or

                           (iv)     Notice By Employee. The Employee gives 30
days notice of intent to terminate, other than a notice provided pursuant to
(iii) above.

         SECTION 4. Expense Reimbursement. Employee shall be entitled to reimbursement for reasonable and necessary travel and other expenses (including reasonable commuting expenses from the Employee's home, for so long as the Employee continues to live in the Greater Boston area, to the Company's principal office in New York City or elsewhere outside of the Greater Boston area) incurred by Employee in connection with his performance of the Duties; provided that such expenses (i) are incurred for or on behalf of the Company in the performance of the Employee's duties under this Agreement; and (ii) are documented in compliance with the Company's expense reimbursement procedures so as to verify the amount, nature and date of such expenses. The Company will promptly reimburse Employee for such expenses upon receipt of the supporting documentation referred to above and in accordance with the Company's reimbursement policies and procedures.

         SECTION 5. Relocation Expenses. Employee acknowledges that Company may request that Employee relocate to the New York/New Jersey metropolitan area. The Company agrees that it will consult with Employee prior to making any such request and that the timing and nature of such relocation will be mutually agreed. In the event that the Employee relocates to the New York/New Jersey metropolitan area (the "New Home"), the Company agrees: (i) to reimburse employee for reasonable moving expenses (including, without limitation, hotel charges for Employee and his family incurred in connection locating a New Home), upon receipt of supporting documentation from Employee, (ii) to provide Employee with a loan not to exceed $200,000, the actual principal amount to be equal to the amount of the sales price of the New Home minus the value of (or sales price of, if known) the Current Home, which loan shall be due in a lump sum 6 years from date of loan, interest-free (the loan shall be secured by a second mortgage on the New Home and a pledge of the Employee's exercised stock) and (iii) reimburse Employee for closing costs associated with the purchase of the New Home and the sale of the Current Home, including brokers' fees, but not including consequential costs associated with the sale of Employee's Current Home, promptly upon receipt of supporting documentation from Employee.

         SECTION 6. Press Release. Notwithstanding that the Start Date may be later than the date this Agreement is executed, Employee acknowledges and agrees that the Company may issue a press release promptly after the date this Agreement is executed. The release shall state, among other things, that Employee has accepted the position of Senior Vice President - Research and Development and Chief Scientific Officer of Company and indicate his prior service at Massachusetts Eye and Ear Infirmary and other professional accomplishments. Employee shall be

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given the opportunity to review and comment on the press release and the press release shall be reasonably satisfactory to Employee.

         SECTION 7. Continuing Obligations after Termination. The Employee and the Company hereby acknowledge and agree that they shall become party to the Non-Disclosure and Proprietary Information Agreement, which has been provided to employee contemporaneous with this Agreement, and that the terms, conditions and covenants contained in such agreement remain in full force and effect and is not in any way modified by the execution of this Agreement by the Employee and the Company.

         SECTION 8. Miscellaneous. (a) All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (ii) transmitted by hand delivery,
(iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, telecopy or telegram, addressed as follows:

                                    if to the Company:

                                    EyeTech Pharmaceuticals, Inc.
                                    666 Fifth Avenue, 35th Floor
                                    New York, New York 10103
                                    Phone: (212) 582-8376
                                    Fax:   (212) 582-2645
                                    Attn:  Chief Executive Officer

                                    if to Employee:

                                    15 Pond Circle
                                    Boston, Massachusetts 02130

or, in each case, at such other address as may be specified in writing to the other parties hereto.

                  (b) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Employee and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by any party hereto which is not set forth expressly in this Agreement. This Agreement supersedes all prior agreements between the parties hereto with respect to the subject matter hereof.

                  (c) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof.

                  (d) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY

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TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION.

                  (e) This Agreement shall bind and inure to the benefit of and be enforceable by the Company and Employee and their respective successors and assigns; provided, however, neither the Company nor Employee may assign this Agreement without the prior written consent of the other party.

                  (f) This Agreement may be amended from time to time only by written agreement of the Company and the Employee. No terms or provisions of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. No failure on the part of the Company or the Employee to exercise and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this agreement are cumulative and not exclusive of any remedies provided by law.

                  (g) Neither the Company nor Employee is the agent or representative of the other, and nothing in this Agreement shall be construed to make either the Company or Employee liable to any third party for services performed by such third party or for debts or claims accruing to such third party against either the Company or Employee. Nothing contained in this Agreement or the acts of the parties hereto shall be construed to create a partnership, agency or joint venture.

                  (h) No recourse under this Agreement shall be had against, and no personal liability shall attach to, any officer, director, affiliate or shareholder of the Company, as such, by the enforcement of any assessment of by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of this Agreement, it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company, and that any and all personal liability, either at common law or in equity or by statute or constitution, of every such officer, director, employee, affiliate or shareholder of the Company for breaches by any party to this Agreement of any obligations under this Agreement is hereby expressly waived by Employee as a condition of and in consideration for the execution and delivery of this Agreement by the Company.

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                  (i)      The invalidity or unenforceability of any provision
or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                  (j) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which shall together constitute one and the same instrument

                  (k) The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (l) The Company represents that it has purchased a directors and officers liability insurance policy, currently with a $10,000,000 coverage limit, and that the Employee will be covered under that policy as an officer to the same extent as all other officers of the Company.

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         IN WITNESS WHEREOF, the parties have executed this agreement as of the year and date first above written.

                                             EYETECH PHARMACEUTICALS, INC.

                                             By: /s/ DAVID GUYER
                                                 ---------------
                                                 Name: David Guyer
                                                 Title: CEO

                                             EMPLOYEE:

                                                 /s/ ANTHONY P. ADAMIS
                                                 ---------------------
                                                 Anthony P. Adamis, M.D.

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